Exhibit 99.1

Company Contact: Joseph T. Schepers Director, Investor Relations (800) 793-2145 ext. 3002 jschepers@pernixtx.com

PERNIX THERAPEUTICS REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Net Revenues Increased 74% to $21.4 Million from $12.3 Million in the Fourth Quarter of 2010;
Net Revenues Increased 82% to $60.6 Million from $33.2 Million in 2010

Strong Net Revenue Growth Due Primarily to the Launches of CEDAX 180 mg Formulation and Generic Products

New FDA-Approved Gastroenterology Branded Prescription Product on Track to Launch by
Mid-Year of 2012

THE WOODLANDS, Texas, March 28, 2012 – Pernix Therapeutics Holdings, Inc. (“Pernix” or the “Company”) (NYSE Amex: PTX), a specialty pharmaceutical company, today announced financial results for the quarter and year ended December 31, 2011.

Financial Results

For the fourth quarter of 2011, net revenues increased by 74% to $21.4 million, compared to $12.3 million for the fourth quarter of 2010.  The increase in net revenues was due primarily to higher volume of product sales resulting from the launch of the Company’s new CEDAX product formulation, NATROBA, and certain generic products.

Net income for the fourth quarter of 2011 was $3.9 million, or $0.15 per basic and diluted share, compared to $1.5 million, or $0.07 per basic and diluted share, for the fourth quarter of 2010. Excluding a $0.4 million impairment charge on land owned by Pernix based on an updated appraisal, net income for the quarter ended December 31, 2011 was $4.3 million, or $0.16 per diluted share.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA, a non-GAAP measure) increased 94% to $7.0 million for the fourth quarter of 2011, compared to $3.6 million for the fourth quarter of 2010.  See the table at the end of this press release for a reconciliation of EBITDA and adjusted EBITDA to net income.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2011 increased to $7.0 million, compared to $5.3 million for the fourth quarter of 2010.  The increase was primarily due to the addition of several key management positions, bonuses, commissions, incentives and stock compensation expense. The increase included the $0.4 million impairment charge on the land owned by Pernix.  Depreciation and amortization expense was $0.6 million for the fourth quarter of 2011, compared to $0.7 million for the fourth quarter of 2010.  The Company recognized an income tax expense of $2.1 million for the fourth quarter of 2011, compared to $1.4 million in the fourth quarter of 2010.

Cooper Collins, President and Chief Executive Officer of Pernix, said “We achieved significant growth in net revenues and adjusted EBITDA during the fourth quarter and full year 2011, despite a soft cough and cold season. This strong growth was primarily due to the launches of the new CEDAX 180 mg formulation in January 2011, several generic products throughout 2011, and NATROBA in August 2011.  The management team remains focused on expanding our branded prescription and generic product portfolios and launching our new gastroenterology product by mid-year 2012. We expect to continue to execute on our growth strategy, which includes the horizontal integration of our branded prescription, generic, and over-the-counter (OTC) businesses.”

For the year ended December 31, 2011, net revenues increased by 82% to $60.6 million, compared to $33.2 million for the prior year period, which is attributed to the new product launches described above.

Net income for the year ended December 31, 2011 was $8.3 million, $0.35 per basic and $$0.34 per diluted share, compared to $9.3 million, or $0.40 per basic and diluted share, for the prior year period. Excluding a $0.4 million impairment charge related to land owned by Pernix based on an updated appraisal, net income for the year ended December 31, 2011 was $8.7 million, or $0.36 per diluted share. For the year ended December 31, 2011, the Company recognized an income tax expense of $4.6 million (effective tax rate of 35%), compared to an income tax expense of $1.5 million (effective tax rate of 14%) for the prior year period.

Adjusted EBITDA increased 45% to $15.8 million for the year ended December 31, 2011, compared to $10.9 million for the prior year period. See the table at the end of this press release for a reconciliation of EBITDA and adjusted EBITDA to net income.

SG&A expenses for the year ended December 31, 2011 increased to $22.5 million, compared to $15.2 million for the year ended December 31, 2010.  The increase was primarily due to the non-recurring impairment charge on the land, the addition of several key management positions, bonuses, commissions, incentives and stock compensation expense. Depreciation and amortization expenses increased to $2.3 million for the year ended December 31, 2011, compared to $1.2 million for the prior year period. The Company also recognized $0.8 million in expenses related to its joint venture with SEEK for the development of Theobromine during the year ended December 31, 2011.

Business Update

New Gastroenterology Product Launch On Track for Mid-Year of 2012

In January 2012, Pernix entered into a license and supply agreement with a private company for a new FDA-approved prescription product to treat gastroenterology disease. Under the terms of the agreement, Pernix paid an up-front license fee of $2.0 million to obtain exclusive marketing rights to this gastroenterology product in the United States. Pernix also expects to pay an additional fee of $2.0 million upon commercial launch of the product. This new product will be positioned as a first-line therapy in a niche market of more than $100 million annually in the U.S. As previously announced, Pernix remains on track to launch the product in mid-year of 2012. Prior to launching the product, the Company plans to establish a sales force of up to 30 representatives dedicated to gastroenterology.

Generic Products

Pernix markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. In 2011, the generic product portfolio made a significant contribution to the Company’s consolidated net revenue growth. Sales of generic products represented 32% of the consolidated net revenues of Pernix for the year ended December 31, 2011.

Natroba™ (spinosad) Topical Suspension, 0.9%

Under the exclusive co-promotion agreement with ParaPRO, LLC, Pernix launched Natroba™ with its pediatric sales force in August 2011. NATROBA™ received U.S. Food and Drug Administration (FDA) approval in January 2011 as a prescription medication indicated for the topical treatment of head lice infestations in patients four years of age and older. In March 2012, Pernix introduced a nationwide Point-of-Sale (POS) coupon for NATROBA.

Theobromine (BC 1036)

In March 2011, Pernix and its joint venture partner SEEK, a leading U.K. drug discovery and development group, appointed a financial advisor in connection with an auction of Theobromine (BC 1036), a non-codeine, non-narcotic, antitussive drug candidate in late-stage development for the treatment of persistent cough. While the joint venture has not received an offer to purchase the Theobromine assets that was acceptable by its Board of Directors, the joint venture continues to evaluate opportunities and expects to continue discussions with interested parties to maximize the value of this asset. The joint venture is currently planning to initiate its pivotal Phase III trial in the European Union in the first half of 2012, and is currently evaluating over-the-counter strategies in the United States.

Guidance

In 2012, the Company plans to invest in the launch of its Gastroenterology product, which includes establishing a new gastroenterology sales force of up to 30 sales representatives. Additionally, the Company plans to invest in the development of Theobromine and the recently announced prescription product in development for the pediatric market. The Company expects these investments along with the expansion of the corporate infrastructure will increase operating expenses in the range of $12 to $15 million for the full year 2012.  In terms of revenue, the Company expects that 2012 quarterly revenues will have a similar percentage relationship to the full year 2012 revenues as was experienced in 2011. For example, in 2011 the third and fourth quarters comprised 63% of total net revenues. The Company anticipates similar quarterly net revenue percentages in 2012.

Financial Position

As of December 31, 2011, the Company had $34.6 million of cash and cash equivalents.

In February 2012, Pernix initiated an At-the-Market (ATM) equity offering sales program. Under the ATM sales agreement, Pernix may from time to time offer and seek to sell up to $25 million of its common stock through Cantor Fitzgerald & Co. at prevailing market prices, at prices related to prevailing market prices, or at negotiated prices. As of March 23, 2012, the Company has sold 264,000 shares of common stock under its ATM program for total net proceeds of approximately $2.5 million.

Conference Call Information

Management will host a conference call today at 9:00 am EST to discuss its financial results for the fourth quarter and full year 2011. The conference call will feature remarks from Cooper Collins, President and Chief Executive Officer, and David Becker, Chief Financial Officer. To participate in the live conference call, please dial (888) 891-7634 (U.S.) or (719) 325-2162 (International), and provide passcode 6486088.  A live webcast of the call will also be available on the investor relations section of the Company’s website, www.pernixtx.com. Please allow extra time prior to the webcast to register for the webcast and to download and install any necessary audio software.

A replay of the call will be available through April 4, 2012. To access the replay, please dial (888) 203-1112 (U.S.) or (719) 457-0820 (International), and provide passcode 6486088. An online archive of the webcast will be available on the Company's website for 30 days following the call.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc. is a specialty pharmaceutical company primarily focused on the sales, marketing, and development of branded and generic pharmaceutical products. The Company manages a portfolio of branded and generic products and Theobromine, a non-codeine, cough suppressant product candidate in development. The Company’s branded products for the pediatrics market include CEDAX®, an antibiotic for middle ear infections, NATROBA™, a topical treatment for head lice marketed under an exclusive co-promotion agreement with ParaPRO, LLC, a family of prescription treatments for cough and cold (BROVEX®, ALDEX® and PEDIATEX®) and REZYST IM™, a probiotic blend to promote dietary management. The Company promotes its branded products through an established U.S. sales force. Pernix also markets generic products through its wholly-owned subsidiary, Macoven Pharmaceuticals. Founded in 1996, the Company is based in The Woodlands, TX.

Additional information about Pernix is available on the Company’s website located at www.pernixtx.com.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to update any forward-looking statements to reflect events or circumstances occurring after the date such statements are made.

PERNIX THERAPEUTICS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$34,551,180	$8,260,059
Restricted cash	-	501,906
Accounts receivable, net	20,601,360	14,758,240
Inventory, net	6,261,162	4,145,734
Prepaid expenses and other current assets	2,144,203	1,930,062
Deferred income tax assets – current	4,552,000	2,494,000
Total current assets	68,109,905	32,090,001
Property and equipment, net	911,948	1,213,850
Other assets:
Investments	4,451,831	1,502,814
Intangible assets, net	8,876,504	10,961,900
Other long-term assets	213,783	264,967
Total assets	$82,563,971	$46,033,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,987,913	$2,248,342
Accrued personnel expense	2,044,121	848,013
Accrued allowances	17,006,409	10,488,674
Income taxes payable	585,931	2,149,052
Other accrued expenses	1,565,918	1,319,512
Contracts payable	1,290,000	2,200,000
Line of Credit	6,000,000	-
Total current liabilities	31,480,292	19,253,593
Long-term liabilities
Line of credit	-	5,000,000
Contracts payable	600,000	1,800,000
Deferred income taxes	860,000	1,075,000
Total liabilities	32,940,292	27,128,593

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock $.01 par value, 90,000,000 shares authorized, 27,820,004 and 24,698,594 issued, and 25,749,137 and 22,627,727 outstanding at December 31, 2011 and 2010, respectively	257,491	226,277
Treasury stock, at cost (2,070,867 shares held at December 31, 2011)	(3,751,890)	(3,751,890)
Additional paid-in capital	30,185,294	8,934,735
Retained earnings	21,843,416	13,495,817
Other comprehensive income	1,089,368	-
Total stockholders’ equity	49,623,679	18,904,939

Total liabilities and stockholders’ equity	$82,563,971	$46,033,532

PERNIX THERAPEUTICS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	20101
Net sales	$21,402,911	$12,279,597	$60,606,855	$33,227,433
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights)	7,467,129	2,652,083	20,536,290	5,442,549
Selling, general & administrative expenses	6,982,490	5,325,415	22,537,966	15,188,525
Research and development expense	204,630	158,238	922,432	998,224
Joint venture expense	122,486	-	814,351	-
Royalties expense, net	7,670	533,561	384,943	738,868
Depreciation and amortization expense	612,067	679,949	2,302,894	1,238,922

Total costs and expenses	15,396,472	9,349,246	47,498,876	23,607,088

Income from operations	6,006,439	2,930,351	13,107,979	9,620,345

Other income (expense):
Other income (expense)	-	9,106	-	286,868
Gain from bargain purchase	-	-	-	881,950
Interest income, net	(41,414)	(10,823)	(171,378)	5,624
Total other income (expense), net	(41,414)	(1,717)	(171,378)	1,174,442

Income before income taxes	5,965,025	2,928,634	12,936,601	10,794,787
Provision for income taxes	2,089,000	1,440,626	4,589,000	1,486,000

Net income	$3,876,025	$1,488,008	$8,347,601	$9,308,787
Unrealized gain on securities, net of income tax of $674,000	1,089,368	-	1,089,368	-
Comprehensive Income	$4,965,392	$1,488,008	$9,436,969	$9,308,787

Net income per share, basic	$0.15	$0.07	$0.35	$0.40
Net income per share, diluted	$0.15	$0.07	$0.34	$0.40
Weighted-average common shares, basic	25,738,003	22,630,222	23,990,734	23,415,449
Weighted-average common shares, diluted	26,516,582	22,702,574	24,460,291	23,418,398

(1) Net income for the year ended December 31, 2010 included one-time benefits associated with the termination of Pernix’s S corporation election and the recognition of net operating loss carry forwards associated with the March 9, 2010 reverse merger with Golf Trust of America, Inc.; therefore, we do not believe net income for the year periods ended December 31, 2011 and 2010 are directly comparable.

Supplemental Financial Information

The following table presents a reconciliation of Pernix’s net income to EBITDA and Adjusted EBITDA.  The Company defines EBITDA as net income plus interest, income tax expense, depreciation and amortization and presents these measures to assist investors in evaluating Pernix’s operating performance and comparing the Company’s results with those of other companies.  EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
GAAP Net Income	$3,876,025	$1,488,008	$8,347,601	$9,308,787
Plus:
Income tax expense	2,089,000	1,440,626	4,589,000	1,486,000
Depreciation and amortization	612,067	679,949	2,302,894	1,238,922
Interest expense, net	41,414	10,823	171,378	(5,624)
EBITDA	$6,618,506	$3,619,406	$15,410,873	$12,028,085
Non-recurring items:
Impairment Charge	380,000	-	380,000	-
Gain from bargain purchase	-	-	-	(881,950)
Obligation Forgiveness1	-	-	-	(277,387)
Adjusted EBITDA	$6,998,506	$3,619,406	$15,790,873	$10,918,748

(i)  Forgiveness of an obligation related to a generic co-promotion agreement that was renegotiated on September 29, 2010.